FOR MORE INFORMATION:  Michael R Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports First Quarter 2005 Financial Results

        WEST LAFAYETTE, Ind., February 11, 2005 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its first quarter of fiscal 2005, ended December 31, 2004. Revenue increased 10% to $9.7 million compared to $8.8 million for the quarter ended December 31, 2003. Net income for the first quarter of fiscal 2005 was $404,000, or $0.08 per basic and diluted share, compared to a net loss of $130,000, or $0.03 per basic and diluted share for the first quarter of fiscal 2004. Increased sales effort resulted in better capacity utilization and a 22% increase in service revenue in the current year when compared to fiscal 2004. A 14% decrease in product revenues was the result of an unusually large order in the comparable period last year for the Company’s Culex® system.
        Cost of revenue for the quarter ended December 31, 2004 was $6.1 million, or 63% of revenue, compared to $6.1 million, or 70% of revenue, for the quarter ended December 31, 2003. The margins for the current fiscal quarter reflect improvement as we raise the utilization of services capacity acquired, built and commissioned in fiscal 2003. The Company continues to aggressively market that capacity, anticipating that margin percentages will improve with better utilization.
        Peter T. Kissinger, Chairman and CEO commented, “Our first quarter results were positively impacted by the resumption of work on significant contracts which had been deferred last year, and by improved results at our clinical research unit in Baltimore and our laboratory in McMinnville, Oregon. Product sales continued to show steady growth if we exclude from last year the impact of one particularly large order, so we are confident we are still doing the right things in those markets.”

Conference Call Information
        BASi will host a live conference call and listen-only Webcast to discuss its first quarter of fiscal year 2005 results at 9:00 a.m. EST on Monday, February 14, 2005. To participate in the conference call, please dial 866-322-0620 (domestic) or 1-706-758-0599 (international), conference ID code 33858271. Also, a live Webcast of the conference call will be available at www.bioanalytical.com.
        For those unable to participate there will be a replay available from Monday, February 14 at 12:00 pm EST, through 11:59 p.m. EST on Wednesday, February 16, 2005, by dialing 800-642-1687 (domestic) or 1-706-645-9291 (international) and entering the pin code 3858271 for both telephone numbers. In addition, a replay of the Webcast will be available at www.bioanalytical.com.

About Bioanalytical Systems, Inc.
        BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except share and per-share amounts)

	Three Months Ended December 31,
	2004	2003
Service revenue	$7,290	$5,978
Product revenue	2,404	2,799

Total revenue	9,694	8,777

Cost of service revenue	5,215	5,059
Cost of product revenue	852	1,083

Total cost of revenue	6,067	6,142

Gross profit	3,627	2,635

Operating expenses:
Selling	576	626
Research and development	219	246
General and administrative	1,927	1,847

Total operating expenses	2,722	2,719

Operating income (loss)	905	(84)

Interest income	3	1
Interest expense	(275)	(207)
Other income (expense)	6	16

Income (loss) before income taxes	639	(274)

Income taxes/(benefit)	235	(144)

Net income (loss)	$404	$(130)

Net income (loss) per share:
Basic	$0.08	$(0.03)
Diluted	$0.08	$(0.03)

Weighted average common and common
equivalent shares outstanding:

Basic	4,869,502	4,831,874
Diluted	4,931,724	4,831,874

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